EXHIBIT 21

Subsidiaries

(1) The Plum Mining Company LLC, a Nevada limited liability company

(2) Plum Mine Special Purpose Company LLC, a Nevada limited liability company

(3) GoldSpring LLC, a Nevada limited liability company